Exhibit 99.1

Contango Announces Medical Leave of Absence for Chairman and CEO Kenneth R. Peak

HOUSTON--(BUSINESS WIRE)--August 14, 2012--Contango Oil & Gas Company (NYSE MKT: MCF) announced today that its Chairman and CEO, Kenneth R. Peak, would be taking a medical leave of absence from his responsibilities at the Company for up to six months. The Board of Directors of the Company has elected Mr. Brad Juneau as President and Acting CEO of the Company. Mr. Juneau was elected a director of Contango in April 2012. Mr. Juneau is the sole manager of the general partner of Juneau Exploration, L.P. (“JEX”), a company involved in the generation of natural gas and oil prospects. JEX entered into an Advisory Agreement with the Company in April to direct the operations of the Company, including oil and gas operations and new energy ventures. JEX will continue to generate offshore and onshore prospects for the Company.

Prior to forming JEX in 1998, Mr. Juneau served as senior vice president of exploration for Zilkha Energy Company from 1987 to 1998. Prior to joining Zilkha Energy Company, Mr. Juneau served as staff petroleum engineer with Texas International Company for three years, where his principal responsibilities included reservoir engineering, as well as acquisitions and evaluations. Prior to that, he was a production engineer with Enserch Corporation in Oklahoma City. Mr. Juneau holds a BS degree in petroleum engineering from Louisiana State University. Mr. Juneau was also elected today as the President and Acting CEO of Contango ORE, Inc.

While Mr. Peak’s condition has not been fully diagnosed, Mr. Peak will enter a hospital this week for exploratory tests for a brain tumor and is unlikely to return to active duty with the Company for at least several weeks.

Mr. Peak said: “I expect to return to the Company promptly after completing my tests and undergoing any follow-up treatment that may be required. In the interim, I have the utmost trust and confidence in my close friend and long time business partner, Brad Juneau, to lead the Company in my absence. Brad and his team at JEX have been the driving force and innovation behind all our exploration successes as a Company over the years and in April Brad agreed to assume a more direct role in the Company’s operations. The Company has a portfolio of two significant offshore wells currently drilling below 13,000 feet approaching the depth to set intermediate casing, was the apparent high bidder on six new prospects at the Central Gulf of Mexico Lease Sale 216/222, approximately 25,000 acres under lease in the emerging Tuscaloosa Marine Shale, as well as ongoing prospect generation efforts. These existing projects will be drilled/evaluated as planned, so we don’t view this absence as materially changing the activities or direction for the Company over the next year or so. In the interim, I want to thank my wife, my family, my friends and my colleagues for their support.”

Mr. Juneau said: “We all wish Ken a speedy and successful recovery and look forward to his quick return. I am pleased to be able to assist Ken and the Company over the coming period.”

The Company has posted on its website a presentation updating operations. Our current production is approximately 87 million cubic feet equivalent per day (“MMcfed”). We remain debt-free and have approximately $105 million of available cash on hand. We have $40.0 million of unused borrowing capacity.

Contango is a Houston-based, independent natural gas and oil company. The Company’s core business is to explore, develop, produce and acquire natural gas and oil properties primarily onshore and offshore in the Gulf of Mexico. Additional information can be found on our web page at www.contango.com.

This press release contains forward-looking statements regarding Contango that are intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, based on Contango’s current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “projects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward-looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Contango’s operations or financial results are included in Contango’s other reports on file with the Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

CONTACT:
Contango Oil & Gas Company
Brad Juneau, (713) 621-7325
www.contango.com